                                                                   EXHIBIT 10.17

                       [Color Kinetics Incorporated Logo]

                                                                    May 22, 2001

Mr. Fritz Morgan
157 Butler Road
Quincy, MA 02169

Re:  Severance Eligibility

Dear Fritz:

         In connection with your "at-will" employment offer by Color Kinetics, Inc. ("Color Kinetics" or the "Company"), Color Kinetics agrees to provide you with eligibility for the severance benefits set forth in this letter agreement (the "Agreement") if your employment is terminated under the circumstances described below:

         1. AT-WILL EMPLOYMENT. This Agreement is not a contract to employ you for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and you, it being acknowledged that your employment is "at will" and that either you or Color Kinetics may terminate the employment relationship at any time, for any or no reason, with or without "Cause" (as defined herein) and with or without prior notice.

         2. NOTICE OF TERMINATION AND OTHER MATTERS. Any termination of your employment, whether by you or Color Kinetics, will be communicated by written notice ("Notice of Termination") to the other party. All notices provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. mail, postage prepaid, addressed to Color Kinetics, 10 Milk Street, Suite 1100, Boston, MA 02108, and to you at the address shown above or to such other address as either Color Kinetics or you may have furnished to the other in writing.

         3.       SEVERANCE PAYMENTS AND BENEFITS UPON A QUALIFIED TERMINATION.

         (a) Color Kinetics will provide you with the severance payments listed below only in the event of a Qualified Termination and provided that you continue to adhere to any post-termination obligations including, but not limited to, any noncompetition, non-disclosure and non-solicitation covenants. A "Qualified Termination" means your employment is terminated for any reason OTHER than because (i) you die or become Disabled, (ii) Color Kinetics terminates you for "Cause," (iii) you resign or (iv) the Company ceases and/or discontinues its primary operations for a period in excess of one week.

         If a Qualified Termination occurs, you will be eligible to receive severance pay, in equal monthly installments at your monthly base salary rate in effect immediately prior to the Qualified Termination, for four months from the date of the Qualified Termination. The first severance payment will be made upon the first regularly scheduled Company payday on or following your execution of the release agreement referenced above, will be made in accordance with the Company's normal payroll practices as established or modified from time to time, and, will be subject to all federal, state and/or local payroll and withholding taxes.

         (b) You will not be entitled to any of the severance payments set forth above in Paragraph 3(a) if your employment termination from Color Kinetics is not a Qualified Termination. If your employment termination is not a Qualified Termination, your employment and this Agreement will automatically terminate and the Company will pay you (or in the case of death, your designated beneficiary or, if no beneficiary has been designated by you, your estate) your base salary earned and vacation pay accrued but unused as of the termination date. To the extent you qualify for either short term disability and/or long term disability insurance in accordance with the terms and conditions of the Company's plans, the Company may offset any such insurance payments against any amounts paid to you, including any such payment made pursuant to this Agreement.

         (c) If Color Kinetics determines that you have violated the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Color Kinetics, then you agree that Color Kinetics, regardless of the manner of your employment termination, can refuse to pay and/or cease paying and/or performing all severance-related obligations under this Paragraph
3. The cessation of these severance payments and benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek an injunction, which you shall not oppose.

         4. DEFINITIONS. For the purposes of this Agreement, the terms listed below are defined as follows:

         (a) DISABLED. You are "Disabled" for the purposes of this Agreement if you have been absent from the full-time performance of your duties with Color Kinetics for six (6) consecutive weeks because of incapacity due to physical or mental impairment, and you fail to resume performance of your essential job duties, with or without reasonable accommodation (provided any such accommodation does not cause the Company an undue hardship).

         (b) CAUSE. As used in this Agreement, "Cause," which shall be determined by the Company and/or the Company's Board of Directors, shall mean:
(i) your failure or refusal to render services to the Company, (ii) your failure to perform adequately the duties of your employment, (iii) your commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty,
(iv) your breach of any term of this Agreement or any other agreement with Color Kinetics, (v) your commission of any crime or any act of fraud or embezzlement, or your misappropriation of any money or other assets or property (tangible or intangible) of the Company, (vi) your disregard of or failure to follow the Company's rules or policies, or your commission of any other action that injures the Company, (vii) your commission of acts that would tend to generate adverse publicity toward the Company, (viii) your conviction of a felony, or (ix) your attempt to secure any improper personal profit in connection with Color Kinetics' business.

         5. ASSIGNMENT. Color Kinetics may assign this Agreement, which will inure to the benefit of and be enforceable by Color Kinetics' successors and assigns. You may not assign this Agreement.

         6.       ARBITRATION.

         (a) The parties agree that any legal disputes arising out of or related to this Agreement, your employment, and/or termination of your employment from Color Kinetics and/or the termination of this Agreement (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between you and Color Kinetics, and which disputes cannot be resolved informally, will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Color Kinetics from initiating an arbitration over a matter covered by this Agreement. Notwithstanding the foregoing, you agree that in the event of a breach or threatened breach of this Agreement or of any agreement related to your Color Kinetics employment, the Company shall be entitled, in addition to all other rights and remedies existing in its favor, including the Company's right to arbitrate disputes arising out of this Agreement pursuant to this Paragraph, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief.

         (b) Each party may demand arbitration, no later than one hundred eighty
(180) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

         (c) The arbitration will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA) and any arbitration will take place in Boston, Massachusetts. Each party will bear its own costs and attorney's fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction. Any relief or recovery to which you are entitled (including, but not limited to, any claim of unlawful discrimination) will be limited to that awarded by the arbitrator.

         7. WAIVER OF JURY TRIAL. If any claim arising out of or related to this Agreement, your termination of employment from Color Kinetics and/or the termination of this Agreement (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court.

         8. CONFIDENTIALITY. The terms and conditions of this Agreement are strictly confidential. You shall not discuss or reveal any information concerning this letter agreement to any past or present Color Kinetics employee or any third person or entity other than your counsel and members of your immediate family.

         9.       MISCELLANEOUS.

         (a) In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable. In the event that any material provision of this Agreement is determined to be legally invalid by a court of competent jurisdiction, the parties hereto, upon returning the consideration exchanged in executing this Agreement, may discontinue performance under this Agreement.

         (b) This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such Commonwealth, without giving effect to the principles of conflicts of laws of such Commonwealth.

         (c) No waiver by the Company of any breach by you of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by you and the Chief Executive Officer and President of Color Kinetics.

         (d) You must execute a legally enforceable separation agreement and general release in a form acceptable to Color Kinetics prior to the receipt of any payments set forth above.

         (e) This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements regarding severance benefits, whether oral or written, express or implied, are hereby superseded and cancelled.

               If this letter sets forth our agreement, kindly sign and return to Color Kinetics the enclosed copy of this letter.

                                               Sincerely,

                                               COLOR KINETICS, INC.

                                               By: /s/ George G. Mueller
                                                  ---------------------------
                                                     George G. Mueller

                                               Title: Chairman & CEO

Accepted and agreed to this 19 day of June, 2001


Frederick Morgan                          /s/ Frederick Morgan
-------------------------                 -------------------------
Name - Please print                       Signature